EXHIBIT 99.1
Gladstone Land Announces
Fourth Quarter and Year End 2017 Results

MCLEAN, VA, February 20, 2018: Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today reported financial results for the fourth quarter and year ended December 31, 2017.
A reconciliation of funds from operations (“FFO”), core FFO (“CFFO”), and adjusted FFO (“AFFO”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, to net (loss) income, which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net (loss) income, FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly Summary Information tables below, and a description of each of FFO, CFFO, and AFFO is located at the end of this press release.  In addition, a description of net asset value (“NAV”), a non-GAAP financial measure, and a reconciliation to total equity, which the Company believes is its most directly-comparable GAAP measure, is also located at the end of this press release.  All per-share references are to fully-diluted, weighted-average shares of common stock of the Company unless otherwise noted.  For further detail, please refer to the Company’s Annual Report on Form 10-K (the “Form 10-K”), filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.SEC.gov and the Company’s website at www.GladstoneLand.com.
Please note that the limited information that follows in this press release is a summary and is not adequate for making an informed investment judgment.

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	12/31/2017	9/30/2017	($ / #)	(%)
Operating Data:
Total operating revenues	$6,812	$6,564	$248	3.8%
Total operating expenses, net of credits	(3,864)	(3,645)	(219)	6.0%
Other expenses, net	(3,164)	(3,166)	2	(0.1)%
Net (loss) income available to common stockholders and OP Unitholders	$(216)	$(247)	$31	(12.6)%
Plus: Real estate and intangible depreciation and amortization	2,114	2,051	63	3.1%
(Less) plus: (Gains) losses on disposals of real estate assets	(56)	78	(134)	(171.8)%
FFO available to common stockholders and OP Unitholders	$1,842	$1,882	$(40)	(2.1)%
Plus: Acquisition-related expenses	60	22	38	172.7%
Plus: Acquisition-related accounting fees	14	47	(33)	(70.2)%
CFFO available to common stockholders and OP Unitholders	$1,916	$1,951	$(35)	(1.8)%
Net rent adjustment(1)	(45)	(174)	129	(74.1)%
Plus: Amortization of deferred financing costs	159	130	29	22.3%
AFFO available to common stockholders and OP Unitholders	$2,030	$1,907	$123	6.4%

Share and Per-Share Data:
Weighted-average common shares outstanding – basic and diluted	13,666,560	12,271,925	1,394,635	11.4%
Weighted-average OP Units outstanding(2)	1,095,159	1,444,435	(349,276)	(24.2)%
Weighted-average total shares outstanding	14,761,719	13,716,360	1,045,359	7.6%

Diluted net (loss) income per weighted-average total share	$(0.015)	$(0.018)	$0.003	18.7%
Diluted FFO per weighted-average total share	$0.125	$0.137	$(0.012)	(9.1)%
Diluted CFFO per weighted-average total share	$0.130	$0.142	$(0.012)	(8.7)%
Diluted AFFO per weighted-average total share	$0.138	$0.139	$(0.002)	(1.1)%
Cash distributions declared per total share	$0.132	$0.132	$0.000	0.2%

Balance Sheet Data:
Net investments in real estate, at cost(3)	$451,864	$447,332	$4,532	1.0%
Total assets	$462,278	$456,560	$5,718	1.3%
Total indebtedness(4)	$331,738	$325,986	$5,752	1.8%
Total equity	$117,951	$118,986	$(1,035)	(0.9)%
Total common shares + OP Units outstanding(2)	14,799,679	14,712,408	87,271	0.6%

Other Data:
Cash flows from operations	$(1,155)	$2,993	$(4,148)	(138.6)%
Farms owned	73	72	1	1.4%
Acres owned	63,014	61,794	1,220	2.0%
Occupancy rate(5)	100.0%	100.0%	—	—%
Farmland portfolio value	$533,297	$531,664	$1,633	0.3%
Net asset value per share	$13.96	$14.15	$(0.19)	(1.3)%

(1)
This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and accretion related to below-market lease values, deferred revenue and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.

(2)	There were 1,008,105 and 1,227,383 OP Units (as defined below) held by non-controlling limited partners as of December 31, 2017, and September 30, 2017, respectively.

(3)
Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

(4)	Includes the principal balances outstanding of all indebtedness, including our lines of credit, mortgage notes and bonds payable, and our Series A Term Preferred Stock.

(5)	Includes one farm currently leased (on a temporary basis) to our taxable REIT subsidiary.

Annual Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Years Ended		Change	Change
	12/31/2017	12/31/2016	($ / #)	(%)
Operating Data:
Total operating revenues	$25,122	$17,317	$7,805	45.1%
Total operating expenses, net of credits	(13,746)	(10,261)	(3,485)	34.0%
Other expenses, net	(11,410)	(6,583)	(4,827)	73.3%
Net (loss) income available to common stockholders and OP Unitholders	$(34)	$473	$(507)	(107.2)%
Plus: Real estate and intangible depreciation and amortization	7,237	5,187	2,050	39.5%
Plus: Loss on dispositions of real estate assets, net	21	—	21	NM
FFO available to common stockholders and OP Unitholders	$7,224	$5,660	$1,564	27.6%
Plus: Acquisition-related expenses	127	246	(119)	(48.4)%
Plus: Acquisition-related accounting fees	97	115	(18)	(15.7)%
CFFO available to common stockholders and OP Unitholders	$7,448	$6,021	$1,427	23.7%
Net rent adjustment(1)	(509)	(439)	(70)	15.9%
Plus: Amortization of deferred financing costs	524	241	283	117.4%
AFFO available to common stockholders and OP Unitholders	$7,463	$5,823	$1,640	28.2%

Share and Per-Share Data:
Weighted-average common shares outstanding – basic and diluted	12,055,791	10,007,350	2,048,441	20.5%
Weighted-average OP Units outstanding(2)	1,358,790	766,351	592,439	77.3%
Weighted-average total shares outstanding	13,414,581	10,773,701	2,640,880	24.5%

Diluted net (loss) income per weighted-average total share	$(0.003)	$0.044	$(0.046)	(105.8)%
Diluted FFO per weighted-average total share	$0.539	$0.525	$0.013	2.5%
Diluted CFFO per weighted-average total share	$0.555	$0.559	$(0.004)	(0.7)%
Diluted AFFO per weighted-average total share	$0.556	$0.540	$0.016	2.9%
Cash distributions declared per total share	$0.524	$0.495	$0.029	5.8%

Balance Sheet Data:
Net investments in real estate, at cost(3)	$451,864	$325,747	$126,117	38.7%
Total assets	$462,278	$333,985	$128,293	38.4%
Total indebtedness(4)	$331,738	$237,509	$94,229	39.7%
Total equity	$117,951	$87,777	$30,174	34.4%
Total common shares + OP Units outstanding(2)	14,799,679	11,474,133	3,325,546	29.0%

Other Data:
Cash flows from operations	$6,515	$8,403	$(1,888)	(22.5)%
Farms owned	73	58	15	25.9%
Acres owned	63,014	50,592	12,422	24.6%
Occupancy rate(5)	100.0%	100.0%	—	—%
Farmland portfolio value	$533,297	$401,122	$132,175	33.0%
Net asset value per share	$13.96	$14.21	$(0.25)	(1.8)%

(1)
This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and accretion related to below-market lease values, deferred revenue and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.

(2)	There were 1,008,105 and 1,449,258 OP Units (as defined below) held by non-controlling limited partners as of December 31, 2017, and December 31, 2016, respectively.

(3)
Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

(4)	Includes the principal balances outstanding of all indebtedness, including our lines of credit, mortgage notes and bonds payable, and our Series A Term Preferred Stock.

(5)	Includes one farm currently leased (on a temporary basis) to our taxable REIT subsidiary.

Highlights for fiscal year 2017:

*
Property Acquisitions:  Acquired 16 new farms, consisting of 12,641 total acres across 6 states, for approximately $128.7 million. On a weighted-average basis, these farms were acquired at an initial, minimum net capitalization rate of 5.3%; however, all of the leases on these farms contain certain provisions (e.g., revenue-sharing payments or annual rent escalations) that are expected to drive rents higher in future years.

*
Property Disposition:  Sold a 219-acre farm in Hillsborough County, Florida, to the existing tenant for $3.9 million, recognizing a net gain on the sale (inclusive of closing costs) of approximately $85,000.

*
Leasing Activities: Extended or renewed 10 agricultural leases that were originally scheduled to expire in either 2017 or 2018. Each of these leases were renewed for additional terms ranging between one and five years with aggregate annualized rents of approximately $2.2 million, representing an aggregate decrease of approximately $167,000 (or approximately 7.0%) from that of the prior leases. No downtime, leasing commissions, or tenant improvements, were incurred in connection with any of these renewals.

*
Project Completion: Completed the development of an almond orchard on one of our California properties (which consists of three separate farms) at a total cost of approximately $8.4 million. As a result, we expect to receive approximately $5.2 million of additional rent throughout the term of the lease on the farm, which expires in January 2031.

*	Financing Activities:

◦
New Long-term Borrowings: Obtained an aggregate of $108.7 million of new, long-term borrowings from 8 different lenders (including 4 new lenders) at an expected weighted-average effective interest rate of 3.62%. On a weighted-average basis, these rates are fixed for the next 7.1 years.

◦	Facility Expansion: Expanded the size of the credit facility with our largest lender and reduced the unused fee on all borrowings under the facility (subject to amounts drawn).

*	Equity Activities:

◦	Follow-on Common Stock Offering: Completed two overnight common stock offerings, issuing a total of 2,975,749 new shares for net proceeds of approximately $32.9 million.

◦	ATM Program: Issued and sold 544,075 shares of common stock under our ATM Program for net proceeds of approximately $7.0 million.

*	Increased and Paid Distributions:

◦	Increased our monthly distributions four times during the year, resulting in a total increase in our distribution run rate of 3.8%.

◦
Paid total cash distributions during the year of $0.52 per share of common stock (including outstanding common units of limited partnership interests in Gladstone Land Limited Partnership (“OP Units”) that are held outside of the Company).

Q4 2017 Results:  Net loss for the quarter was approximately $216,000, or $0.01 per share, compared to approximately $247,000, or $0.02 per share, in the prior quarter. AFFO for the quarter was approximately $2.0 million, or $0.14 per share, and increased by 6.4% from the prior quarter, primarily as a result of a crop share payment received from one of our pistachio farms in California and additional rental revenues earned on our recent acquisitions, partially offset by the lost rental income from the one farm currently leased (on a temporary basis) to our taxable REIT subsidiary (“TRS”) (which rental income was eliminated in consolidation). AFFO per share decreased by 1.1% from the prior quarter, primarily as a result of the additional shares issued in connection with an overnight common stock offering completed in September 2017 and through our ATM Program during the quarter. Our core operating expenses (which we define as our total operating expenses, less depreciation and amortization expense, acquisition-related expenses, and certain other one-time expenses) increased by approximately $64,000 from the prior quarter, primarily due to approximately $149,000 of aggregate deferred rent balances written off due to two early lease terminations and increased repairs and maintenance expenses incurred on our sole gross-leased farm, partially offset by a decrease in related-party fees. The aggregate amount of fees recorded as due to our adviser and administrator decreased by approximately $142,000 from the prior quarter, primarily due to no performance-based incentive fee being earned by our adviser during the current quarter. Cash flows from operations for the quarter and year ended December 31, 2017, were impacted by the following: (i) the receipt of two years of prepaid rent upon the closing of three farms we acquired during the three months ended March 31, 2016 (approximately $1.6 million of which prepaid rent related to cash rent earned during the year ended December 31, 2017), and (ii) approximately $1.3 million of costs paid during the three months ended December 31, 2017, in connection with the initial operations on the farm leased by our TRS. Our NAV per share decreased by $0.19 from the prior quarter to $13.96 at December 31, 2017, primarily driven by ongoing capital improvements made on certain of our farms, which won't be reflected in the properties' fair values until the respective projects are completed.
FY 2017 Results:
Net loss for the year was approximately $34,000, or $0.00 per share, compared to net income of approximately $473,000, or $0.04 per share, in the prior year. AFFO for the year was approximately $7.5 million, or $0.56 per share, compared to approximately $5.8 million, or $0.54 per share, in the prior year. AFFO increased primarily due to additional rental income earned on our recent acquisitions, partially offset by additional interest expense due to increased overall borrowings (including our Series A Term Preferred Stock).
Subsequent to December 31, 2017:

*	Property Acquisition: Acquired a 161-acre farm in Kern County, California, for approximately $2.9 million.

*	Equity Activity:

◦	ATM Program: Issued and sold 96,590 shares of common stock under our ATM Program for net proceeds of approximately $1.3 million.

◦
Series B Preferred Stock: Launched a continuous public offering of up to $150.0 million of 6.00% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”), which is expected to be sold on a “reasonable best efforts” basis over the next five years.

*
Increased Distributions:  Increased our distribution run rate by 0.3%, declaring monthly cash distributions of $0.04425 per share of common stock (including OP Units held outside of the Company) for each of January, February, and March 2018.  This marks our ninth distribution increase over the past 37 months, during which time we’ve increased the distribution run rate by a total of 47.5%.

Comments from David Gladstone, President and CEO of the Gladstone Land:  “2017 was a year of strong growth for us, as we added $129 million of new farms and further diversified our farmland holdings by expanding into two new states and increasing both the number of tenants who lease farms from us and the number of different crops grown on our farms. We are looking forward to continuing this momentum into the new year, and we also have several farms with revenue-sharing rent components that are scheduled to come online during 2018. We increased our distributions to shareholders four times during 2017 for a total increase in our distribution run rate of 3.8%, and we've already increased it once in 2018, as well. We hope to be able to continue to meet our goal of frequently increasing our distributions in order to stay ahead of inflation.”
Conference Call for Stockholders:  The Company will hold a conference call on Wednesday, February 21, 2018, at 8:30 a.m. EST to discuss its earnings results.  Please call (855) 363-1762 to enter the conference.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available beginning one hour after the call and will be accessible through February 28, 2018.  To hear the replay, please dial (855) 859-2056, and use playback conference number 54452575.  The live audio broadcast of the Company’s conference call will also be available online at the Company’s website, www.GladstoneLand.com. The event will be archived and available for replay on the Company’s website through April 21, 2018.

About Gladstone Land Corporation:
Gladstone Land is a publicly-traded real estate investment trust that invests in farmland and farm-related properties located in major agricultural markets in the U.S., which it leases to farmers, and pays monthly distributions to its stockholders.  The Company reports the current fair value of its farmland on a quarterly basis; as of December 31, 2017, the estimated net asset value of the Company was $13.96 per share.  Gladstone Land currently owns 74 farms, comprised of 63,175 acres in 9 different states across the U.S., valued at approximately $536 million.  Its acreage is predominantly concentrated in locations where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually, as well as permanent crops, such as almonds, blueberries, and pistachios, which are planted every 10 to 20-plus years.  The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  Gladstone Land has paid 60 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013.  The current per-share distribution is $0.04425 per month, or $0.531 per year.  Additional information can be found at www.GladstoneLand.com and www.GladstoneFarms.com.
Owners or brokers who have farmland for sale in the U.S. should contact:

•	Bill Frisbie at (703) 287-5839 or Bill.F@GladstoneLand.com – Eastern U.S.

•	Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com – Western U.S.

•	Bill Hughes at (618) 606-2887 or Bill.H@GladstoneLand.com – Midwest U.S.
Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@GladstoneCompanies.com.
For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.Gladstone.com.
Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition-related expenses, income tax provisions and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Company’s Form 10-K, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Company’s Form 10-K, filed today with the SEC.
The Company’s presentation of FFO, as defined by NAREIT, or CFFO or AFFO, as defined above, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
NAV:  Pursuant to a valuation policy approved by our board of directors, our valuation team, with oversight from the chief valuation officer, provides recommendations of value for our properties to our board of directors, who then review and approve the fair values of our properties.  Per our valuation policy, our valuations are derived based on either the purchase price of the property; values as determined by an independent, third-party appraiser; or through an internal valuation process, which process is, in turn, based on values as determined by independent, third-party appraisers.  In any case, we intend to have each property valued by an independent, third-party appraiser at least once every three years, or more frequently in some instances.  Various methodologies are used, both by the appraisers and in our internal valuations, to determine the fair value of our real estate on a fee simple, “As Is” basis, including the sales comparison, income capitalization (or a discounted cash flow analysis), and cost approaches of valuation.  NAV is a non-GAAP, supplemental measure of financial position of an equity REIT and is calculated as total equity, adjusted for the increase or decrease in fair value of our real estate assets and encumbrances relative to their respective costs bases.  Further, we calculate NAV per share by dividing NAV by our total shares outstanding (inclusive of both our common stock and OP Units held outside of the Company).  A reconciliation of NAV to total equity, to which the Company believes is the most directly-comparable GAAP measure, is provided below (dollars in thousands, except per-share amount):

Total equity per balance sheet		$117,951
Fair value adjustment for long-term assets:
Less: net cost basis of tangible and intangible real estate holdings(1)	$(451,864)
Plus: estimated fair value of real estate holdings(2)	533,297
Net fair value adjustment for real estate holdings		81,433
Fair value adjustment for long-term liabilities:
Plus: book value of aggregate long-term indebtedness(3)	321,738
Less: fair value of aggregate long-term indebtedness(3)(4)	(314,511)
Net fair value adjustment for long-term indebtedness		7,227
Estimated NAV		$206,611

Total shares outstanding(5)		14,799,679

Estimated NAV per share		$13.96

(1)
Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

(2)	As determined by the Company's valuation policy and approved by its board of directors.

(3)	Includes the principal balances outstanding of all long-term borrowings (consisting of mortgage notes and bonds payable) and the Series A Term Preferred Stock.

(4)	Long-term mortgage notes and bonds payable were valued using a discounted cash flow model. The Series A Term Preferred Stock was valued based on its closing stock price as of December 31, 2017.

(5)	Includes 13,791,574 shares of common stock and 1,008,105 OP Units held by non-controlling limited partners (representing 6.8% of all OP Units issued and outstanding as of December 31, 2017).
Comparison of estimated NAV and estimated NAV per share to similarly-titled measures for other REITs may not necessarily be meaningful due to possible differences in the calculation or application of the definition of NAV used by such REITs.  In addition, the trading price of our common shares may differ significantly from our most recent estimated NAV per share calculation.  The Company’s independent auditors have neither audited nor reviewed our calculation of NAV or NAV per share.  For a full explanation of our valuation policy, please read the Company’s Form 10-K, filed today with the SEC.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including, but not limited to, the Company’s ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in net asset value per share, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company’s ability to procure financing for investments, downturns in the current economic environment, the performance of its tenants, the impact of competition on its efforts to renew existing leases or re-lease real property, and significant changes in interest rates.  Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption “Risk Factors” within the Company's Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC on February 20, 2018, and certain other documents filed with the SEC from time to time.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Gladstone Land Corporation, +1-703-287-5893